Exhibit 10.20

FRANK’S INTERNATIONAL N.V.
RESTRICTED STOCK UNIT (RSU) AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) evidences an award made as of the _____ day of _________________________ (the “Date of Grant”), between FRANK’S INTERNATIONAL N.V., a limited liability company organized in the Netherlands (the “Company”), and ____________________________ (the “Employee”).
1.    The Grant. Pursuant to the FRANK’S INTERNATIONAL N.V. 2013 LONG-TERM INCENTIVE PLAN, as the same may be amended from time to time (the “Plan”), and subject to the conditions set forth below, the Company hereby awards to the Employee, effective as of the Date of Grant, an award consisting of an aggregate number of ________________ restricted stock units (the “Restricted Stock Units” or “RSUs”), whereby each Restricted Stock Unit represents the right to receive one share of the Company’s common stock, par value €0.01 per share (“Common Stock”), plus the potential rights to Dividend Equivalents set forth in Section 3(d) hereof, in accordance with the terms and conditions set forth herein and in the Plan (the “Award”). To the extent any provision of this Agreement conflicts with the expressly applicable terms of the Plan, those terms of the Plan shall control, and if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.
2.    Definitions. Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:
(a)    “Cause” shall have the meaning set forth in any written employment or consulting agreement between the Company (or one of its affiliates) and the Employee. If the Employee is not party to such an agreement that defines these terms, then for purposes of this Agreement, “Cause” shall mean a determination by the Company or its employing affiliate (the “Employer”) that the Employee (i) has engaged in gross negligence, gross incompetence, or misconduct in the performance of the Employee’s duties with respect to the Employer or any of their affiliates; (ii) has failed without proper legal reason to perform the Employee’s duties and responsibilities to the Employer or any of its affiliates;  (iii) has breached any material provision of this Agreement or any written agreement or corporate policy or code of conduct established by the Employer or any of its affiliates; (iv) has engaged in conduct that is, or could reasonably expected to be, materially injurious to the Employer or any of its affiliates; (v) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Employer or any of its affiliates; or  (vi) has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

(b)    “Disability” shall have the meaning set forth in any written employment or consulting agreement between the Company (or one of its affiliates) and the Employee. If the Employee is not party to such an agreement that defines these terms, then for purposes of this Agreement, “Disability” shall mean the Employee being unable to perform the Employee’s duties or fulfill the Employee’s obligations under the terms of his employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than three months as determined by the Employer and certified in writing by a competent medical physician selected by the Employer.
(c)    “Forfeiture Restrictions” shall have the meaning specified in Section 3(a) hereof.
(d)    “Good Reason” shall have the meaning set forth in any written employment or consulting agreement between the Company (or one of its affiliates) and the Employee. If the Employee is not party to such an agreement that defines these terms, then for purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:
(i)    a material diminution the Employee’s annual base salary, other than as a part of one or more decreases that are applied similarly to all of the Employer’s similarly situated employees; or
(ii)    a material diminution in the Employee’s authority, duties, or responsibilities; or
(iii)    the involuntary relocation of the geographic location of the Employee’s principal place of employment by more than 75 miles from the location of the Employee’s principal place of employment as of the Effective Date.
Notwithstanding the foregoing provisions of this Section 2(d), any assertion by the Employee of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied:  (A) the condition described in the foregoing clauses of this Section 2(d) giving rise to the Employee’s termination of employment must have arisen without the Employee’s consent;  (B) the Employee must provide written notice to the Employer of such condition in accordance with Section 8 within 45 days of the initial existence of the condition;  (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Employer; and  (D) the date of the Employee’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.
(e)    “Involuntary Termination” shall mean a termination of the Employee’s employment either (i) by the Company or an affiliate for a reason other than for Cause or (ii) by the Employee for Good Reason.
(f)    “Retirement” shall mean the Employee’s termination of employment (other than an Involuntary Termination or a termination by the Company for Cause) that occurs on or after the date in which the Employee reaches the age of 59½, provided the Employee remains in continuous employment with the Company or one of its affiliates from the Date of Grant through ___________________________.

3.    Restricted Stock Units. By acceptance of this Restricted Stock Unit award, Employee agrees with respect thereto as follows:
(a)    Forfeiture Restrictions. The Restricted Stock Units are restricted in that they may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise alienated or transferred, encumbered, or disposed of, and in the event of termination of Employee’s employment or service with the Company for any reason other than death, Disability, or on account of an Involuntary Termination, Employee shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock Units to the Company upon termination of employment or services as provided in this Section 3(a) are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Stock Units.
(b)    Lapse of Forfeiture Restrictions (Vesting). Provided that the Employee has been continuously employed by the Company from the Date of Grant through the lapse date set forth in the following schedule, the Forfeiture Restrictions shall lapse, and the Restricted Stock Units will vest, with respect to a percentage of the Restricted Stock Units determined in accordance with the following schedule:
Percentage of Total Number
of RSUs as to Which
Lapse (Vesting) Date                    Forfeiture Restrictions Lapse

[TBD]                            [TBD]
Notwithstanding the schedule set forth above, (i) if the Employee’s employment with the Company is terminated by reason of death or Disability or due to an Involuntary Termination or the Employee’s Retirement, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Stock Units effective as of the date of such termination (subject, in the case of a termination of the Employee’s employment due to his Retirement, to the those obligations of the Employee set forth in Exhibit A attached hereto and incorporated herein by reference as a part of this Agreement, which shall only apply in the event of any accelerated vesting that occurs pursuant to this Section 3(b) due to the Employee’s Retirement), and (ii) if a Change in Control occurs and the Employee has remained continuously employed by the Company from the Date of Grant to the date upon which such Change in Control occurs, then the Forfeiture Restrictions shall lapse with respect to 100% of the Restricted Stock Units on the date upon which such Change in Control occurs. Any Restricted Stock Units with respect to which the Forfeiture Restrictions do not lapse in accordance with the preceding provisions of this Section 3(b) (and any associated unvested dividend equivalents) shall be forfeited to the Company for no consideration as of the date of the termination of the Employee’s employment with the Company.

(c)    Payments. Subject to Section 4 and Section 7 hereunder, as soon as reasonably practicable after the lapse of the Forfeiture Restrictions with respect to the specified number of Restricted Stock Units as provided in Section 3(b) hereof (but in no event later than the end of the calendar year in which the Forfeiture Restrictions so lapse), the Company shall cause to be issued to the Employee with respect to each share of Common Stock covered by each such Restricted Stock Unit one share of Common Stock registered in the Employee’s name. The Company shall deliver the shares of Common Stock in book-entry form, with such legends or restrictions thereon as the Committee may determine to be necessary or advisable in order to comply with applicable securities laws. The Employee shall complete and sign any documents and take any additional action that the Company may request to enable it to deliver shares of Common Stock on the Employee’s behalf.
(d)    Dividend Equivalents. In the event the Company declares and pays a dividend in respect of its outstanding shares of Common Stock and, on the record date for such dividend, the Employee holds Restricted Stock Units granted pursuant to this Agreement that have become vested pursuant to Section 3(b) hereof and have not been settled in accordance with Section 3(c) hereof, the Employee shall be entitled to receive a payment, subject to Section 4 hereof, in respect of the number of shares of Common Stock relating to such vested Restricted Stock Units, with such Dividend Equivalent payment being made in the amount and form that such payment would have been made if, as of such record date, the Employee actually held the underlying shares of Common Stock related to the portion of the vested Restricted Stock Units that have not been settled or forfeited as of such record date. Such Dividend Equivalent payment shall be made commensurate with the date the Company pays such dividend in respect of its outstanding shares of Common Stock (however, in no event shall the Dividend Equivalents be paid later than the earlier of 30 days following, or the end of the calendar year that includes, the date on which the Company pays such dividends to its shareholders generally).
(e)    Corporate Acts. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.
4.    Withholding of Tax. To the extent that the receipt of the Restricted Stock Units (or any dividend equivalents related thereto) or the lapse of any Forfeiture Restrictions results in compensation income or wages to the Employee for federal, state, or local tax purposes, the Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its minimum obligation under applicable tax laws or regulations, and if the Employee fails to do so (or if the Employee instructs the Company to withhold cash or stock to meet such obligation), the Company shall withhold from any cash or stock remuneration (including withholding any shares of the Common Stock distributable to the Employee under this Agreement) then or thereafter payable to the Employee any tax required to be withheld by reason of such resulting compensation income or wages. The Company is making no representation or warranty as to the tax consequences to the Employee as a result of the receipt of the Restricted Stock Units, the treatment of dividend equivalents, the lapse of any Forfeiture Restrictions, or the forfeiture of any Restricted Stock Units pursuant to the Forfeiture Restrictions.
5.    No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle Employee to any rights of a holder of Common Stock prior to the date that shares of Common Stock are issued to Employee in settlement of the Award. Employee’s rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Section 3(b).
6.    Clawback. Notwithstanding any provisions in the Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of the Common Stock delivered hereunder), whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder.
7.    Employment Relationship. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of either the Company or a Subsidiary. Without limiting the scope of the preceding sentence, it is specifically provided that the Employee shall be considered to have terminated employment or service with the Company at the time of the termination of the “Subsidiary” status of the entity or other organization that employs or engages the Employee. Nothing in the adoption of the Plan, nor the award of the Restricted Stock Units thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by or service with the Company or affect in any way the right of the Company to terminate such employment or service at any time. Unless otherwise provided in a written employment or consulting agreement or by applicable law, the Employee’s employment by or service with the Company shall be on an at-will basis, and the employment or service relationship may be terminated at any time by either the Employee or the Company for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment or service, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final.
8.    Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Employee, such notices or communications shall be effectively delivered if hand delivered to the Employee at the Employee’s principal place of employment or if sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.
9.    Entire Agreement; Amendment. This Agreement and the documents incorporated by reference herein replace and merge all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitute the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement, except as otherwise provided herein. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.
10.    Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee. The provisions of Section 6 and Exhibit A shall survive the lapse of the Forfeiture Restrictions without forfeiture.
11.    Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of law principles thereof, or, if applicable, the laws of the United States.
IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

FRANK’S INTERNATIONAL N.V.

By:    ____________________________________
Name:
Title:

EMPLOYEE

________________________________________
Print Name: ____________________________

EXHIBIT A
NON-COMPETITION AND NON-SOLICITATION
APPLICABLE UPON RETIREMENT

1.    Defined Terms; Employment Relationship; Application of Exhibit A. Capitalized terms used in this Exhibit A that are not defined in this Exhibit A shall have the meanings assigned to such terms in the Restricted Stock Unit Agreement to which this Exhibit A is attached (the “RSU Agreement”). For purposes of this Exhibit A, Employee shall be considered to be in the employment of the Company as provided in Section 7 of the RSU Agreement. This Exhibit A shall only apply in the event the Employee’s Retirement causes accelerated vesting under Section 3(b) of the RSU Agreement, and this Exhibit A does not relieve the Employee from any other restrictive covenants contained in any other agreement between the Employee and the Company and any of its affiliates.
As used in this Exhibit A, the following terms shall have the following meanings:
(a)    “Business” means the business of developing and/or providing the products and services developed and/or provided by the Company and its affiliates at the time of the Employee’s termination of employment, and other products and services that are functionally equivalent to the foregoing; provided, however, that if the Employee’s termination of employment occurs within 60 days following the occurrence of a Change in Control, “Business” shall mean the business described in in this Section 1(a) as in existence immediately prior to the Change in Control..
(b)    “Competing Business” means any business, individual, partnership, firm, corporation, or other entity which engages in the Business in the Restricted Area. In no event will the Company or any of its affiliates be deemed a Competing Business.
(c)    “Governmental Authority” means any governmental, quasi-governmental, state, county, city, or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.
(d)    “Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations, and occupational, safety, and health standards or controls, including those arising under environmental laws) of any Governmental Authority.
(e)    “Prohibited Period” means the period beginning on the date of the Employee’s termination of employment from the Company and any affiliate and ending on the last lapse date specified in the schedule provided in Section 3(b) of the RSU Agreement (determined without regard to any accelerated vesting provision thereof).
(f)    “Restricted Area” means: Lafayette Parish, Louisiana; Harris County, Texas; Montgomery County, Texas; and Fort Bend County, Texas; and any other geographical area within 100 miles of any location in which the Company or its affiliates engage in the Business as of the date of the Employee’s termination of employment.
2.    Non-Competition; Non-Solicitation. The Employee and the Company agree to the non-competition and non-solicitation provisions of this Exhibit A in consideration for the confidential information provided by the Company and its affiliates to the Employee pursuant to the Employee’s employment with the Company and its affiliates, to further protect the trade secrets and confidential information disclosed or entrusted to the Employee or created or developed by the Employee for the Company or its affiliates, to protect the business goodwill of the Company and its affiliates developed through the efforts of the Employee and the business opportunities disclosed or entrusted to the Employee and the other legitimate business interests of the Company and its affiliates, and as an express incentive for the Company to enter into the RSU Agreement.
(a)    Subject to the exceptions set forth in Section 2(b) below, the Employee expressly covenants and agrees that during the Prohibited Period, the Employee will refrain from carrying on or engaging in, directly or indirectly, any Business in competition with the Company or its affiliates in the Restricted Area. Accordingly, the Employee will not, directly or indirectly, own, manage, operate, join, become an employee of, partner in, owner, or member of (or an independent contractor to), control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any Competing Business in the Restricted Area.
(b)    Notwithstanding the restrictions contained in Section 2(a), the Employee or any of Employee’s affiliates may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation that is a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 2(a), provided that neither the Employee nor any of the Employee’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.
(c)    The Employee further expressly covenants and agrees that during the Prohibited Period, the Employee will not, and the Employee will cause the Employee’s affiliates not, to %3. engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of the Company or any of its affiliates, or %3. canvass, solicit, approach, or entice away, or cause to be canvassed, solicited, approached, or enticed away, from the Company or any of its affiliates any person who or which is a customer of any of such entities during the period during which the Employee was employed by the Company or any of its affiliates. Notwithstanding the foregoing, the restrictions of this Section 2(c) shall not apply with respect to an officer or employee who responds to a general solicitation that is not specifically directed at officers and employees of the Company or any of its affiliates.
(d)    Before accepting employment with any other person or entity during the Prohibited Period, the Employee will inform such person or entity of the restrictions contained in this Exhibit A.
3.    Relief. The Employee and the Company agree and acknowledge that the limitations as to time, geographical area, and scope of activity to be restrained as set forth in Section 2 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company and its affiliates. The Employee and the Company also acknowledge that money damages would not be a sufficient remedy for any breach of this Exhibit A by the Employee, and the Company or its affiliates shall be entitled to enforce the provisions of this Exhibit A by terminating payments then owing to under the RSU Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Exhibit A but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Employee and the Employee’s agents.
4.    Reasonableness; Enforcement. The Employee hereby represents that the Employee has read and understands, and agrees to be bound by, the terms of this Exhibit A. The Employee acknowledges that the geographic scope and duration of the covenants contained in this Exhibit A are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the Company’s operations of the Business, (b) the Employee’s contact with the Company’s business in all jurisdictions in which it is conducted, which includes the entire Restricted Area, and (c) the amount of confidential information that the Employee is receiving in connection with the performance of the Employee’s duties on behalf of the Company and/or its affiliates and the amount of goodwill with which the Employee is and/or will be connected and will help build on behalf of the Company and its affiliates. It is the desire and intent of the parties that the provisions of this Exhibit A be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect; therefore, to the extent permitted by applicable Legal Requirements, the Employee and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Exhibit A invalid or unenforceable.
5.    Reformation; Severability. The Company and the Employee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Exhibit A would cause irreparable injury to the Company and its affiliates. The Employee understands that the foregoing restrictions may limit the Employee’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that the Employee will receive sufficient consideration from the Company and its affiliates to justify such restriction. Further, the Employee acknowledges that the Employee’s skills are such that the Employee can be gainfully employed in non-competitive employment and that the agreement not to compete will not prevent the Employee from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. If, due to applicable law, a court is not permitted to modify a restriction within this Exhibit A that it deems overly broad, then the court shall have the power to, and shall, sever such overly broad restriction (or any portion thereof) so that the restrictions after such severance are enforceable and shall be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Employee intend to make this Exhibit A enforceable under the law or laws of all applicable states and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to the Employee under the RSU Agreement.
6.    Attorneys’ Fees. In the event that it is necessary for either party to employ the services of an attorney in the course of litigation or arbitration regarding a breach or alleged breach of this Exhibit A, the prevailing party in such litigation or arbitration (as determined by the court or arbitrator, as applicable), shall be entitled to recover all reasonable attorneys’ fees, costs, and expenses incurred in connection therewith.